Exhibit 99.1

Plum Creek Timber Company, Inc.
999 Third Avenue, Suite 4300
Seattle, Washington 98104
206 467 3600

News Release

For more information contact:
For immediate release	Investors: John Hobbs 1-800-858-5347
August 14, 2006	Media: Kathy Budinick 1-206-467-3620

Plum Creek Appoints David W. Lambert
Senior Vice President and Chief Financial Officer

SEATTLE, Wash. – Plum Creek Timber Company, Inc. (NYSE: PCL) has appointed David W. Lambert as senior vice president and chief financial officer.

Lambert , 46, joined Plum Creek in 1989 as manager of planning and analysis. Since then, he has held positions of increasing responsibility at the company including director of finance, director of planning, and vice president and treasurer. In his new role, he will report to President and Chief Executive Officer, Rick Holley.

“David has been a valued member of Plum Creek’s management team since 1989, the same year the company held its initial public offering,” said Holley. “His breadth of financial experience, coupled with his knowledge of the company and of capital markets, uniquely qualifies him to serve in this important position.”

Lambert received a Bachelor of Science degree in finance from Brigham Young University and a Master of Business Administration degree from Indiana University.  He began his career at Amoco Production Company as a financial analyst and following graduate school, worked for TIAA-CREF as a private debt securities analyst.

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Plum Creek is the largest and most geographically diverse private landowner in the nation with more than 8 million acres of timberlands in major timber producing regions of the United States and 10 wood products manufacturing facilities in the Northwest.